NEURALSTEM INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 11, 2008, between NEURALSTEM INC., (the "Company"), with offices at 9700 Great Seneca Highway Rockville, Md.20850 and THOMAS HAZEL, Ph.D. (the "Executive"),

WITNES SETH

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to work with and for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Employment and Duties.(a) The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept such employment as an Executive of the Company as a Senior Vice President, Research. In that capacity, the Executive shall perform such duties as shall be normally incident to the position and as shall, from time to time, be assigned to him by the President and/or Chief Scientist of the Company.

2. Term. The term of this Agreement shall be for a period of four years commencing on August 11, 2008.

3. Compensation. (a) So long as the Executive is employed hereunder, the Company shall pay to the Executive as compensation for his services, and the Executive agrees to accept therefore a salary of $180,000 per annum, or such higher sum as the Company may award to the Executive.

4. Expenses and Executive Benefits.(a) The Executive shall be reimbursed for all of his reasonable travel, telephone, entertainment and other verifiable business expenses incurred in the course of performing him duties hereunder on behalf of the Company. These business expenses shall be paid in full on a monthly basis provided the Executive submits to the Company documentation of such expenses in such manner as requested by the Company from time to time in order to substantiate the deductions as business expenses under the Internal Revenue Code.

(b) The Executive shall be entitled to 3 weeks of vacation time and 10 legal holidays each year; and Company paid medical insurance coverage under the then current standard policy of the Company.

(c) The Executive shall participate in any pension or profit sharing plan, stock purchase plan, or other benefit plan maintained by the Company for Senior Scientist level Executives, in accordance with the terms and conditions thereof.

5. Termination. (a) The Company may terminate the Executive's employment hereunder for cause as herewith defined ("cause") at any time. Cause shall be either the good faith determination that the Executive's repeated and demonstrable neglect, refusal or failure in a material manner to faithfully and diligently perform the material duties required of the Executive (as defined in paragraph I of this Agreement) in a competent manner and failure of the Executive to substantially remedy such failure within 30 days of receiving written notice of such failure from the Company or the Executive's dishonesty or fraud with respect to the Company, conviction of a crime constituting a felony in the State of Maryland, gross insubordination or breach of a material term of this Agreement.

(b) Any termination by the Company or the Executive shall be communicated by written notice to the other party. With respect to any termination by the Company for cause, the Notice of Termination shall set forth in reasonable detail the nature of the Cause and the facts and circumstances claimed to provide a basis for such termination and shall be communicated to the Executive in writing.

(c) In the Event the Executive is terminated by the Company except for cause a) the Executive will be compensated solely with the immediate vesting of all the stock options awarded to the Executive. And b) paragraph 6(a) of this Agreement is null and void.

6. Covenant not to Compete; Trade Secrets. (a) The Executive acknowledges that his employment by the Company may bring him into contact with confidential information, including inventions, processes, business plans, and business affairs, of the Company with which he would otherwise have no contact or knowledge. The Executive therefore covenants and agrees with the Company that, during the term of his employment by the Company and for a period of one (1) year following the termination of this Agreement, he shall not, directly or indirectly, by himself, as an owner, agent, Employee or otherwise, actively engage in a business that is directly competitive with that of the Company at the date of the termination of this Agreement. The Executive further covenants and agrees with the Company that for a period of one (1) year following termination of the Executive's employment hereunder for purposes of actively competing directly with the business of the Company, he shall not, directly or indirectly, solicit persons, firms or other entities who are or have been customers of the Company within the one (I) year period immediately preceding termination of the Executive's employment hereunder; associate, directly or indirectly, in a business relationship with any person who is or was an Executive of the Company at any time during the term of this Agreement for the purpose of actively competing directly with the business of the Company.; or, send announcements or advertisements to persons, firms or other entities

who are or have been customers of the Company within the one (1) year period immediately preceding termination of the Executive's employment hereunder for the purpose of actively competing directly with the business of the Company; except where provided for by written agreement between the Executive and the Company.

(b) The Executive further covenants and agrees with the Company that he shall at all times during and for three (3) years after the term of this Agreement:

(i) keep secret all confidential matters of the Company and its agents, affiliates and subsidiaries which are not otherwise known or readily available to members of the public generally including, but not limited to, the business plans and financial results, formulae and techniques for the preparation of the products or services, inventions, methods of distribution of the products or services, prices for products and services, customer and supplier lists and trade secrets, but excepting information of the kind disclosed in the ordinary course of business, information in the public domain, or information obtained from a third party, having the right to disclose same information (all such confidential matters are referred to hereinafter as the "Confidential Matters") and not disclose the Confidential Matters to anyone outside of the Company except with the Company's prior written consent or in the course of the Executive's performing his duties under this Agreement, or pursuant to the requirements of applicable law; pursuant to the course of this Agreement; and

(iii) deliver promptly to the Company on termination of this Agreement all memoranda, records, reports and other documents (and all copies thereof) containing the Confidential Matters which the Executive may then possess or have under him control, except one copy which Executive may retain as a record.

(c) Assignment of Patent rights Executive hereby irrevocable assigns to the Company any and all rights which the Executive might have in any and all Patents and/or letters Patent issued with respect to any invention or improvement conceived or reduced to practice by Executive as a result of Executive's work for the Company. Executive agrees to execute all instruments and to perform all acts which may be necessary to carry any such assignment into full effect.

7. Executive's Warranties. The Executive warrants that he has full power and authority to enter into this Agreement and that such act, and the performance of him obligations hereunder, shall not conflict with any other agreement or undertakings to which he is a party or to which he is bound, or give rise to any claim or proceeding against the Company, and that he shall fully indemnify the Company and hold it harmless from and against any and all such claims, charges, expenses or liabilities, including reasonable attorney's fees, incurred by the Company in connection therewith.

8. Return of Materials. It is agreed that all samples, product manuals, sales material, telephone and computer equipment and other assets of the Company furnished to the Executive by the Company, including software, shall be and remain the Company's sole and exclusive property. Written material shall not be copied or reproduced in any form, either in whole or in part, without the Company's prior express written consent. All such samples, manuals, material, telephone and computer equipment, software and other assets shall be returned to the Company promptly upon termination of Executive's employment hereunder.

9. Notices. Any offers, notices or acceptances required by this Agreement to be given shall be in writing and shall be sent by Federal Express or other similar overnight delivery service, by hand delivery, or by postage prepaid registered or certified mail, return receipt requested, to the addressee at the address provided above in this Agreement, or if notice of a different address has been given, then to such different address. All such offers, notices or acceptances shall be deemed given when so sent or hand delivered with a signed receipt.

10. Miscellaneous.(a)This Agreement contains the entire agreement of the parties and supersedes any prior agreement or understanding between the parties with respect to its subject matter. No provision of this Agreement may be amended, modified, terminated or revoked except by a writing signed by the party to be bound thereby.

(b) No waiver of any breach of default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(c) This Agreement and all of the provisions hereof shall be binding upon and the benefits shall inure to the parties hereto and their representatives, successors and permitted assigns. The Executive may not assign his rights or delegate his duties hereunder without the express prior written consent of the Company.

(d) This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland.

(e) The invalidity or unenforceability of any portion of this Agreement shall not affect any of the remaining portions of this Agreement, all of which are declared to be severable. The captions and headings contained in this Agreement are for convenience only and shall not be construed as part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

I. Richard Garr President & CEO Neuralstem, Inc.

Thomas Hazel Ph.D.